Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

BY AND AMONG

NEBULA GENOMICS, INC.,

THE SELLER PARTIES NAMED HEREIN

Kamal Obbad in the capacity as Seller Party Representative

PROPHASE LABS, INC.

AND

ProPhase Precision Medicine, Inc.

DATED AS OF

August 10, 2021

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 10, 2021, is made by and among Nebula Genomics, Inc., a Delaware corporation (the “Company”), all of the shareholders of the Company, a list of which is contained on Schedule 4.3(a) (each a “Seller Party” and collectively, the “Seller Parties”), Kamal Obbad in the capacity as Seller Party Representative, ProPhase Labs, Inc., a Delaware corporation (“Parent”), and ProPhase Precision Medicine, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”).

RECITALS

A. The Seller Parties collectively are the record and beneficial owners of all of the issued and outstanding shares of common stock, $0.0001 par value per share, of the Company (the “Shares”).

B. Upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, the Shares.

Now, therefore, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms; Cross References. Each of the defined terms used and/or referenced in this Agreement are set forth on Schedule 1.1.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from the Seller Parties, and the Seller Parties shall sell, assign, transfer, convey, and deliver to Buyer, all of the Shares, free and clear of any and all Liens other than restrictions on transfer imposed by applicable securities Laws.

Section 2.2 Purchase Price. The aggregate purchase price for the Shares will be Ten Million Eight Hundred Thousand Dollars ($10,800,000), plus any cash and accounts receivable and other amounts payable to the Company at Closing, minus (i) any outstanding Indebtedness of the Company as of the Closing, (ii) any Transaction Expenses owed and unpaid by the Company as of the Closing, and (iii) any “Noteholder Amount” as hereinafter defined (the “Purchase Price”). The Purchase Price shall be paid by the Buyer to the Seller Parties in cash or stock pursuant to Schedule 2.2. If any Seller Party elects to receive stock, then (i) the Seller Party shall execute a customary purchase agreement containing requisite accredited investor representations and a minimum holdback restriction on the sale of such stock for at least six (6) months and (ii) the price at which such stock will be issued will be an amount determined and agreed to between the parties to such applicable purchase agreement.

Section 2.3 Purchase Price Escrow and Holdback.

(a) Escrow. At the Closing, a purchase price Escrow of One Million Eighty Thousand Dollars ($1,080,000) will be deducted from the Purchase Price (the “Escrow Amount”). The Escrow Amount shall be held in escrow by Citibank, N.A. (the “Escrow Agent”) at the Closing to be held and disbursed pursuant to the provisions of the escrow agreement in substantially the form attached as Exhibit 2.3 hereto (the “Escrow Agreement”) until February 23, 2023 (the “Escrow Termination Date”). The Escrow Amount shall act as the security for the indemnification obligations of the Seller Parties in this Agreement and the obligations in ARTICLE VIII. At the Escrow Termination Date, the remaining amount, if any, of the Escrow Amount, less any amount reasonably necessary to pay any claim with respect to which a notice of claim has been timely and properly given hereunder, shall be delivered to the Seller Parties, as applicable.

(b) Holdback. At the Closing, a purchase price holdback of $6,668,896.00 will be deducted from the Purchase Price (the “Noteholder Amount”). The Noteholder Amount shall be held in escrow by the Buyer at the Closing, withheld from payment and shall be paid pursuant to Section 2.4 below. Any portion of the Noteholder Amount not so used because a noteholder has forgiven any portion of principal shall be added back to the Purchase Price. In the event a portion of the Noteholder Amount is not used because a noteholder has elected to receive Parent Shares, then the amount shall remain a deduct to the Purchase Price and be kept by Buyer. In the event a portion of the Noteholder Amount is not used because a noteholder has elected to forgive interest and not exchange it for shares, then the amount shall remain a deduct to the Purchase Price and shall be kept by Buyer.

Section 2.4 Noteholder Payoff. Buyer, or Parent, in its discretion will offer certain holders of the Company’s convertible notes the opportunity to exchange the outstanding principal amount of their convertible note for shares of Parent’s common stock (“Parent Shares”) or to be paid cash pursuant to the terms of their convertible note. If the noteholder elects to receive Parent Shares, then (i) the noteholder shall execute a customary purchase agreement containing requisite accredited investor representations and a minimum holdback restriction on the sale of the Parent Shares for at least six (6) months and (ii) the price at which the principal amount of the convertible notes will be exchanged for Parent Shares will be an amount determined and agreed to between the parties to such applicable purchase agreement. The Buyer or Parent shall pay the applicable Noteholder Amount in cash or Parent Shares, as applicable, as mutually agreed to between the Buyer and each respective noteholder.

ARTICLE III

CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions (the “Closing”) will take place remotely via the exchange of executed documents and other deliverables by the parties on the date hereof, and the conditions set forth in Section 3.2 through Section 3.3 shall have been satisfied or waived in writing (the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at the Effective Time.

Section 3.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(b) the representations and warranties of the Seller Parties and the Company contained in this Agreement and Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);

(c) each Seller Party and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date;

(d) Buyer is satisfied, in its sole discretion, that the Company meets all requisite auditability standards under Exchange Act reporting requirements applicable to Buyer after the Closing,

(e) no Action shall have been commenced against Buyer, the Seller Parties or the Company, which would prevent the Closing and there shall exist no injunction or restraining order by any Governmental Authority that restrains or prohibits any of the Contemplated Transactions;

(f) no event or circumstance has occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the Company or Business;

(g) the Seller Parties shall deliver, or cause to be delivered, the following:

(i) the original stock certificates evidencing the Shares, together with assignments separate from certificate or other transfer documents executed by the Seller Parties relating to the Shares, in form and substance reasonably satisfactory to Buyer;

(ii) a certificate of good standing for the Company issued as of a date that is no more than five (5) Business Days before the Closing Date by the Secretary of State of the State of Delaware and each other jurisdiction in which the Company does business;

(iii) a copy of the Company’s Organizational Documents, including all amendments thereto, certified as of a date that is no more than five (5) Business Days before the Closing Date;

(iv) a certificate by an officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) the Company’s Organizational Documents in effect as of the Closing Date, (ii) the resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; (iii) the incumbency and signatures of the officers of the Company authorized to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and (iv) that each of the conditions set forth in Sections 3.2(b) and (c) have been satisfied;

(v) a resignation and release effective as of the Closing of the officers and directors of the Company identified by the Buyer prior to the Closing Date, duly executed by each such officer and director;

(vi) a properly completed and executed IRS Form W-9 from each Seller Party and a certificate, in form and substance reasonably satisfactory to Buyer, as to the non-foreign status of each Seller Party pursuant to Treasury Regulation 1.1445-2(b)(2), duly executed by such Seller Party;

(vii) the consents, waivers and approvals required to be obtained by the Seller Parties and/or the Company with respect to the consummation of the Contemplated Transactions that are set forth on Schedule 3.2(h)(viii), each in form and substance reasonably satisfactory to Buyer;

(viii) the Ancillary Agreements, duly executed by the parties thereto other than the Buyer; and

(ix) such other certificates, documents, or instruments as Buyer may reasonably request.

Section 3.3 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or their waiver, at or prior to the Closing, of each of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(b) the representations and warranties of the Buyer contained in this Agreement and Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date);

(c) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date;

(d) no Action shall have been commenced against Buyer, the Seller Parties or the Company, which would prevent the Closing and there exists no injunction or restraining order by any Governmental Authority that restrains or prohibits any of the Contemplated Transactions; and

(e) the Buyer shall deliver, or cause to be delivered, the following

(i) to the Seller Party Representative, a certificate of good standing for Buyer issued as of a date that is no more than five (5) Business Days before the Closing Date by the Secretary of State of the State of Delaware;

(ii) to the Seller Party Representative, a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller Party Representative, certifying (i) the resolutions duly adopted by the board of managers (or other equivalent governing body) of Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; (ii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a part and (iii) that each of the conditions set forth in Sections 3.3(b) and (c) have been satisfied;

(iii) pay to each payee of Company Transaction Expenses and each holder of Indebtedness of the Company, any outstanding amounts owed as of the Closing in order to fully satisfy such obligations;

(iv) pay to the Seller Parties, in accordance with Schedule 2.2, the Purchase Price, minus the Escrow Amount and minus the Noteholder Amount; and

(v) deposit the Escrow Amount with the Escrow Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

As a condition and material inducement to Buyer’s willingness to enter into this Agreement and each Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions, each Seller Party, severally and not jointly, hereby represents and warrants to Buyer as follows:

Section 4.1 Authorization; Enforceability.

(a) Such Seller Party has the requisite right, power, and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller Party is a party, to perform such Seller Party’s obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

(b) This Agreement and each Ancillary Agreement to which such Seller Party is a party has been duly and validly executed and delivered by such Seller Party, and (assuming due authorization, execution, and delivery by Buyer and each of the other parties thereto) this Agreement constitutes, and each such Ancillary Agreement (assuming due authorization, execution, and delivery by the other parties thereto) constitutes, the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, subject to the Enforceability Exceptions. The execution, delivery, and performance of this Agreement and each Ancillary Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action, and no other proceedings on such Seller Party’s part are necessary to authorize the execution, delivery, or performance of this Agreement or such Ancillary Agreements.

Section 4.2 Noncontravention.

(a) The execution, delivery, and performance by such Seller Party of this Agreement and each Ancillary Agreement to which such Seller Party is a party, and the consummation by such Seller Party of the Contemplated Transactions, do not and will not (i) contravene, conflict with, violate, or result in a breach of any Law; (ii) subject to the matters referred to on Schedule 4.2(b), require any consent of, notice or payment to, or other action by any Person under, contravene, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation, or to a loss of any rights under, any Contract or License to which such Seller Party is a party or by which such Seller Party or any of such Seller Party’s assets or properties is bound; or (iii) result in the creation or imposition of any Lien upon any of the Shares or other assets of such Seller Party.

(b) Except as set forth on Schedule 4.2(b), no consent, approval, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made, or given by such Seller Party as a result of or in connection with such Seller Party’s execution, delivery, and performance of this Agreement or any Ancillary Agreement to which such Seller Party is a party or consummation of the Contemplated Transactions.

Section 4.3 Ownership.

(a) Such Seller Party is the record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Seller Party’s name on Schedule 4.3(a), free and clear of any and all Liens other than restrictions on transfer imposed under applicable securities laws. At the Closing, such Seller Party will transfer and deliver to Buyer good and valid title to the Shares set forth opposite such Seller Party’s name on Schedule 4.3(a), free and clear of any and all Liens other than restrictions on transfer imposed under applicable securities laws. Such Seller Party is not bound by any Contract that limits, restricts or pertains to such Seller Party’s right to transfer the Shares set forth opposite its name on Schedule 4.3(a) to Buyer pursuant to this Agreement.

(b) Schedule 4.3(b) sets forth (i) each Equity Security held by such Seller Party in any private company that has any operations that are competitive with the Business, or which are a reasonable extension of the business currently conducted by the Company or proposed to be conducted by the Company as of the Closing (each, a “Specified Entity”), (ii) the percentage of the issued and outstanding Equity Securities of any such Specified Entity that is held by such Seller Party, and (iii) a reasonably detailed description of the business conducted by any such Specified Entity.

Section 4.4 Legal Proceedings. There is no Action pending or, to the knowledge of such Seller Party, threatened against, or affecting such Seller Party that, if determined or resolved adversely to such Seller Party, would adversely affect such Seller Party’s ability to perform such Seller Party’s obligations hereunder or under any Ancillary Agreement to which such Seller Party is a party, or to timely consummate the Contemplated Transactions. Such Seller Party is not subject to or otherwise bound by any order, injunction, judgment, settlement, or decree that prohibits or limits the conduct of the Business or the ownership or use of the Shares held by such Seller Party or any of the assets or properties of the Company.

Section 4.5 No Broker. No broker, finder, investment banker, or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller Party.

Section 4.6 Full Disclosure. No representation or warranty by such Seller Party in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished to or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which that are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a condition and material inducement to Buyer’s willingness to enter into this Agreement and to enter into each Ancillary Agreement to which it is a party and to consummate the Contemplated Transactions, the Company and the Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

Section 5.1 Organization; Authorization; Enforceability.

(a) The Company (i) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware; (ii) has the requisite corporate power and authority and possesses all Licenses necessary to own, lease, or otherwise hold its assets and properties and to carry on its business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 5.1(a), which are the only jurisdictions in which the ownership, leasing, or holding of its assets and properties or the conduct of its business makes such qualification or licensing necessary under applicable Law.

(b) The Company has made available to Buyer a true, complete and correct copy of (i) the Company’s Organizational Documents, each as amended to date, and (ii) the minutes of all meetings of and other corporate actions taken by the shareholders, board of directors and committees of the board of directors or similar governing bodies of the Company during the past five (5) years. The Company is not in breach of or default under any provision of its Organizational Documents. Schedule 5.1(b) sets forth a correct and complete list of the officers, directors, managers and similar functionaries of the Company.

(c) The execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation by the Company of the Contemplated Transactions are within the Company’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Company.

(d) This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company, and this Agreement (assuming due authorization, execution, and delivery by the Buyer) and each such Ancillary Agreement (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.2 Noncontravention.

(a) The execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Seller Parties and the Company of the Contemplated Transactions, do not and will not (i) contravene, conflict with, violate, or result in a breach of any provision of the Company’s Organizational Documents; (ii) contravene, conflict with, violate, or result in a breach of any Law; (iii) subject to the matters referred to on Schedule 5.2(b), require any consent of, notice or payment to, or other action by any Person under, contravene conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation, or to a loss of any rights under, any Contract or License to which the Company is a party or by which the Company or any of its assets or properties is bound, except for any such matter that would not be material to the Contemplated Transaction; or (iv) result in the creation or imposition of any Lien upon any of the Shares or any of the assets or properties of the Company.

(b) Except as set forth on Schedule 5.2(b), no consent, approval, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made, or given by the Company as a result of or in connection with the Company’s and the Seller Parties’ execution, delivery, and performance of this Agreement or any Ancillary Agreement to which the Company or any Seller Party is a party or the consummation of the Contemplated Transactions.

Section 5.3 Capitalization; Subsidiaries.

(a) Schedule 5.3(a) sets forth (i) the number of authorized Equity Securities of the Company, and (ii) the number of issued and outstanding Equity Securities of the Company and the holders thereof, all of which are owned collectively by the Seller Parties and constitute the Shares. All of the Shares (A) have been duly authorized, (B) are validly issued, fully paid, and non-assessable, (C) were issued in compliance with or pursuant to an exemption from all applicable federal and state securities laws, (D) were not issued in violation of any preemptive rights or any purchase option, call option, right of first refusal, or offer or other similar right, and (E) are owned beneficially and of record by the Seller Parties as set forth on Schedule 4.3(a), free and clear of all Liens other than restrictions on transfer imposed by applicable securities laws. At the Closing, the Seller Parties will transfer and deliver to Buyer good and valid title to the Shares, free and clear of any and all Liens other than restrictions on transfer imposed by applicable securities laws. Except for the Shares, there are no Equity Securities of the Company issued, outstanding, or reserved for issuance.

(b) The Company does not have any subsidiaries and does not own or hold the right to acquire any Equity Securities of, or otherwise have any ownership interest in, any other Person.

Section 5.4 Financial Statements; Books and Records. Attached to Schedule 5.4 are true, correct, and complete copies of: (i) the balance sheet of the Company as of December 31, 2020 (the “Most Recent Fiscal Year End”) and December 31, 2019, and the related statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years then ended (collectively, the “Annual Financial Statements”); and (ii) the balance sheet of the Company as of June 30, 2021, (the “Latest Balance Sheet Date”, and such balance sheet, the “Latest Balance Sheet”) and the related statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the six-month period ended June 30, 2021 (collectively, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are herein collectively referred to as the “Financial Statements”. Each of the Financial Statements was prepared on the basis of and in accordance with the books and records of the Company kept in the Ordinary Course, and fairly presents in all material respects the financial condition of the Company as of its respective date and the results of operations and cash flows of the Company for the periods related thereto, in each case using the same accounting methods, policies, practices, and procedures, with consistent classifications, judgments, and estimation methodology, as were used in the preparation of the Annual Financial Statements for the Most Recent Fiscal Year End, except in the case of the Interim Financial Statements for the absence of footnote disclosures and year-end adjustments, none of which would be material, individually or in the aggregate. The accounting practices of the Company have been consistently applied for all periods represented by the Most Recent Fiscal Year End and the Interim Financial Statements which, as modified in consultation with Buyer, are in accordance with generally accepted accounting principles. The accounting practices of the Company for year 2019 and earlier have been consistently applied for all such periods. The Company’s books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of the Business, and the Financial Statements have been prepared and presented based upon and in conformity therewith.

Section 5.5 No Undisclosed Liabilities; Indebtedness and Liens.

(a) The Company does not have any Liabilities, other than (i) Liabilities reflected or accrued for on the face of the Latest Balance Sheet and (ii) Liabilities similar in nature and amount to those reflected or accrued for on the face of the Latest Balance Sheet that have been incurred in the Ordinary Course.

(b) As of the Closing, (i) the Company does not have any Indebtedness, (ii) the Company does not guarantee any Indebtedness of any Person, (iii) there are no Liens on the Shares (other than restrictions on transfers imposed under applicable securities laws), and (iv) there are no Liens (other than Permitted Liens) on, or outstanding payments owed with respect to, the assets and properties of the Company.

Section 5.6 Absence of Certain Changes. Since the Most Recent Fiscal Year End, the Company has conducted its business and operations in the Ordinary Course and there has not been any event, occurrence, fact, development, condition, or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and/or Business. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, other than as set forth on Schedule 5.6, the Company has not:

(a) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course;

(b) accelerated, terminated, modified, or canceled any Contract (or series of related Contracts);

(c) canceled, compromised, waived, or released any debt, right, or claim (or series of related rights and claims);

(d) experienced any damage, destruction, or loss to its property in excess of $20,000 in the aggregate (whether or not covered by insurance);

(e) created or suffered to exist any Lien (other than Permitted Liens) upon any of its assets, tangible or intangible;

(f) entered into, amended, or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such Employee Benefit Plans delivered to Buyer) any Employee Benefit Plan, or announced or otherwise committed to any such entry, amendment, or modification;

(g) entered into any employment agreement or collective bargaining agreement, made any general wage or salary increase or granted any increase in excess of $10,000 in the salary of any employee of the Company or paid or committed to pay any bonus to any officer or employee, or announced or otherwise committed to any such entry, increase, or payment;

(h) changed the manner in which the Business has been conducted, including collection of accounts receivable, purchases of raw materials, and other inventory, payment of accounts payable and changes in the payment terms of any Top Customer or Top Supplier;

(i) changed the accounting principles, methods, or practices or any change in the depreciation or amortization policies or rates;

(j) terminated, received written notice of termination of, materially reduced, or received written notice of a material reduction in, the relationship with any Top Customer or Top Supplier;

(k) incurred, assumed, or guaranteed any Indebtedness, except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(l) (i) incurred any liability for Taxes other than in the ordinary course of business, (ii) made, rescinded, revoked, or changed any election in respect of Taxes, (iii) adopted or changed any accounting method in respect of Taxes, (iv) signed or entered into any closing agreement or settlement agreement, (v) settled or compromised any claim or assessment in respect of Taxes, (vi) acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Liability for any Tax or decreasing any present or future Tax benefit for the Company or Buyer or their respective Affiliates, (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (viii) filed any amended Tax Returns or surrendered any right to claim a refund, offset or other reduction in liability or (ix) entered into any Tax Sharing Agreement;

(m) acquired by merger or consolidation with, or by purchase of a material portion of the assets, capital stock or other Equity Securities of, or by any other manner, any business or any Person or any division thereof;

(n) amended or otherwise change the Organizational Documents of the Company;

(o) made any loans, advances, or investments to or in any Person;

(p) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(q) delayed or postponed the payment of any accounts payable when due (other than amounts contested in good faith), or accelerated the collection of or failed to use commercially reasonable efforts to collect any accounts receivable when due; or

(r) committed (orally or in writing) to any of the foregoing.

Section 5.7 Material Contracts.

(a) Except as set forth on Schedule 5.7(a), the Company is not a party to or otherwise bound by any of the following Contracts (collectively, the “Material Contracts”):

(i) any lease or sublease of real property or personal property;

(ii) any Contract for capital expenditures or the purchase of goods, services, materials, supplies, or equipment providing for either (A) annual payments by the Company in excess of $10,000 or (B) aggregate payments by the Company in excess of $25,000;

(iii) any Contract relating to the sharing of commissions or fees, rebating, or any other similar arrangement;

(iv) any Contract granting any Person “most favored nation” status or “exclusivity” or similar rights;

(v) any Contract granting any Person a right of first refusal, right of first offer, or other preferential right to purchase or acquire any of the Company’s Equity Securities, assets, properties, or business of the Company;

(vi) any Contract for any partnership, joint venture, strategic alliance, or other similar arrangement;

(vii) any Contract requiring the Company to make any advance, loan, extension of credit, or capital contribution to, or other investment in, any Person;

(viii) any Contract with any Governmental Authority;

(ix) any Contract relating to the acquisition or divestiture of any business or assets (whether by merger, sale of Equity Securities, sale of assets, or otherwise), including any Contract pursuant to which the Company is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred or contingent consideration;

(x) any Contract (A) relating to the incurrence, assumption, or guarantee of any Indebtedness (including all loan agreements, notes, bonds, debentures, indentures, or guarantees) or (B) creating or granting a Lien (other than Permitted Liens) on any of the assets or properties of the Company or any of the Shares;

(xi) any agreement with any officer, manager, individual employee, consultant, independent contractor, or other Person that (A) describes any terms or conditions of employment or engagement of such Person, including any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement, (B) imposes upon any officer, manager, individual employee, consultant, independent contractor, or other Person any obligation with respect to the assignment of inventions or the nondisclosure or confidentiality of proprietary or confidential information or trade secrets, or (C) restricts the activities of any officer, manager, individual employee, consultant, independent contractor, or other Person during or after his or her employment or engagement by the Company, including any agreement that restricts any such Person’s ability to compete with any Person, provide services to any Person, solicit any Person’s employees, or solicit any Person’s actual or prospective customers, suppliers or vendors;

(xii) any Contract between the Company, on the one hand, and any of its Affiliates, any of the Seller Parties or any of their respective Affiliates, on the other hand;

(xiii) any Contract regarding confidentiality or nondisclosure entered into outside the Ordinary Course;

(xiv) any Contract relating to any Intellectual Property Rights, other than standard end-user license agreements for “off-the-shelf” software that is generally commercially available for an annual fee of less than $10,000;

(xv) any Contract that limits or purports to limit the ability of the Company (A) to engage in any line of business, (B) to compete with any Person, (C) to operate in any geographic area, (D) to solicit or accept business from the clients or prospective clients of any Person, or (E) to solicit for employment or hire any Person;

(xvi) any Contract providing for or relating to the settlement or compromise of any Action by or against the Company involving a payment by the Company in excess of $10,000;

(xvii) any Contract under which the work by the Company is not yet complete and such work is valued in excess of $1,000 or under which the Company otherwise has ongoing material obligations;

(xviii) any collective bargaining agreement, labor contract, or other agreement or understanding with any labor organization or labor union;

(xix) any Contract to which the Company is a party which is capable of being terminated by the other party upon the occurrence of any of the Contemplated Transactions;

(xx) any Contract which involves payment by any party of amounts determined by reference to fluctuations in any retail prices or other index or in the rate of exchange for any currency;

(xxi) any Contract with any Top Customer or Top Supplier;

(xxii) any Contract requiring indemnification of another Person;

(xxiii) any Contract whereby the Company is obligated to pay royalties or license fees to another Person;

(xxiv) any Contract or group of related Contracts with the same party (or group of related parties) either (A) requiring payments after the date hereof to or by the Company of more than $20,000 or (B) not terminable by the Company on thirty (30) days’ or less notice and without the payment of any penalty by, or any other material consequence to, the Company; and

(xxv) any other Contract of a type that is not covered by the other clauses of this Section 5.7(a) that (A) is material to the operation of the Business or the absence of which would have a material adverse effect on the Company and/or Business or (B) is not terminable on not more than thirty (30) days’ notice and without the payment of any penalty by, or any other material consequence to, the Company.

(b) The Company has made available to Buyer a true, complete, and correct copy of each Material Contract, including all amendments thereto.

(c) Each Material Contract (i) is a legal, valid, and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, (ii) is in full force and effect in accordance with its terms and (iii) will continue in full force and effect without penalty or other adverse consequence upon consummation of the Contemplated Transactions, subject to obtaining the consents and approvals, giving the notices, or taking the other actions referred to on Schedule 5.2(b). Neither the Company nor, to the knowledge of the Company, any other party to a Material Contract is in material breach of or material default under, or has provided or received any notice alleging any material breach of or material default under, any Material Contract. No event has occurred that (with or without notice, lapse of time, or both) would constitute a material breach of or material default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto. None of the counterparties to any Material Contract has notified the Company or any of the Seller Parties that it intends to terminate, cancel, or not renew such Material Contract.

Section 5.8 Legal Proceedings. Since its inception, there have been no Actions involving the Company, any of the Company’s Equity Securities, or the Business and no such Actions are currently pending or have been threatened. The Company is not subject to or otherwise bound by any order, injunction, judgment, settlement, or decree that prohibits or limits the conduct of the Business or the ownership or use of any of the assets or properties of the Company nor is there any claim or other Action pending or threatened with respect thereto.

Section 5.9 Compliance with Laws. The Company and the conduct of the Business are in compliance with all, and have not in the past five (5) years violated any, applicable Law. Neither the Company nor any Seller Party has received any notice or other communication from any Governmental Authority or other Person alleging or asserting any such violation. The Company is not subject (and has not, within the five (5)-year period ending on the Closing Date, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action by any Governmental Authority, in each case, relating to the assets, products or services provided by the Company or conduct of the Business.

Section 5.10 Company Licenses. The Company holds or possesses, and is in compliance with, and has timely sought the renewal of, all Licenses required for the lawful conduct of the Business as currently conducted (the “Company Licenses”). Schedule 5.10 sets forth a true, complete, and correct list of all such Company Licenses, including with respect to each the type of license, the license number, the jurisdiction issuing such license, and the expiration date of such license. Except as set forth on Schedule 5.10: (a) each Company License is valid and in full force and effect; (b) neither the Company nor any Seller Party has received any notice or other communication alleging, or is in, any breach of or default under any Company License; and (c) the consummation of the Contemplated Transactions will not result in the termination or impairment of any of the Company Licenses.

Section 5.11 Title to and Sufficiency of Assets; Condition of Assets.

(a) The Company has good, valid, and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, to all of the personal property and assets reflected on the Latest Balance Sheet or acquired by it after the Latest Balance Sheet Date, except for (i) assets which have been sold since the Latest Balance Sheet Date in the Ordinary Course for fair consideration and (ii) Permitted Liens. There is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer, or other preferential right to purchase, any of the assets or properties of the Company or any portion thereof or interest therein. Except as set forth on Schedule 5.11(a), none of the Seller Parties or any employees, officers, managers, directors, or independent contractors of the Company, nor any of their respective Affiliates owns any rights in any assets, tangible or intangible, which are used in the operation of the Business.

(b) The personal property and assets shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date, the lease rights under the leases of personal property, and the Intellectual Property owned or used by the Company under valid license, constitute all the assets and services used by the Company in operating the Business as it is currently operated by the Company, and all such assets are located at a Leased Real Property location. Such assets will enable Buyer to operate the Business after the Closing in the same manner as operated by the Company immediately prior to the Closing.

(c) All of the Company’s equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the Ordinary Course and have been properly maintained and serviced. There is no machinery or equipment which is reasonably expected to require replacement in the twelve (12)-month period following the Closing Date. Schedule 5.11(c) sets forth a list of all real and tangible personal property owned or leased by the Company and/or used in the Business as well as any other assets owned or leased by the Company and/or used in the Business along with the date acquired and amount of payments left on any lease (as applicable).

Section 5.12 Real Property.

(a) The Company does not, nor has it ever, owned any parcel of real property.

(b) The Company is not a party to any lease for real property or leases any real estate.

Section 5.13 Intellectual Property.

(a) The Company owns all right, title, and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights used in or necessary for the conduct of the Business (collectively, the “Business Intellectual Property”) in each case free and clear of all Liens other than Permitted Liens. The consummation of the Contemplated Transactions will not result in the termination or impairment of the Business Intellectual Property.

(b) The conduct of the Business and the use of the Business Intellectual Property do not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party or applicable Law.

Section 5.14 Tax Matters. Except as set forth on Schedule 5.14:

(a) The Company has timely filed (after giving effect to any extensions obtained) all Tax Returns required to be filed by or with respect to it. All such Tax Returns are properly completed in compliance with all applicable Laws, and are true, correct and complete, and all Taxes owed by or with respect to the Company (whether or not shown on any such Tax Returns) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company has established reserves that are adequate for the payments of all Taxes not yet due and payable. Since the Most Recent Fiscal Year End, the Company has not incurred any Liability for Taxes other than in the Ordinary Course.

(c) The Company does not and has not had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d) The Seller Parties have delivered to Buyer or made available, true, correct, and complete copies of all income and other material Tax Returns, ruling requests, private letter rulings, closing agreements, settlement agreements, and statements of deficiencies sent or received by the Company with respect to taxable periods ending on or after December 31, 2017.

(e) The Company has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities, or other third party, and has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(f) There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of the Company, except for Permitted Liens. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the Shares.

(g) There are no: (i) pending or threatened claims by any Taxing Authority with respect to Taxes relating or attributable to the Company; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of the Company claimed, issued or raised by any Taxing Authority that has not been properly reflected in the Financial Statements.

(h) The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to 481 of the Code (or any similar provision of state, local, or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (viii) modification or forgiveness of any Indebtedness made on or prior to the Closing Date.

(j) The Company (i) is not a party to, is not bound by, and has no obligation under, any Tax Sharing Agreement, and (ii) has no potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(k) The Company (i) is not a party to, is not bound by, and has no obligation under, any closing or similar agreement, Tax abatement or similar agreement, or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired and (ii) has no potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(l) The Company has no liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement), or otherwise. The Company has not been included in any “consolidated”, “unitary”, “combined”, or similar Tax Return provided for under the United States or any non-U.S. jurisdiction or any state.

(m) The Company has not (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal Income Tax under 6662 of the Code (or any similar provision of state, local, or foreign Law), (ii) entered into any transaction identified as a (A) “listed transaction,” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Sections 1.6011-4(b)(2), (B) a “transaction of interest,” within the meaning of Treasury Regulations 1.6011-4(b)(6), or (C) any transaction that is “substantially similar” (within the meaning of Treasury Regulations 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(n) The Company is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(o) The Company has not distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by 355 of the Code or 361 of the Code.

(p) The Company is not a party to any Contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of 280G of the Code (or any corresponding provision of state, local, or non-U.S. tax law) or (ii) any amount that will not be fully deductible as a result of 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. tax law).

Section 5.15 Environmental Matters. The Company currently conducts, and has conducted, the Business in compliance in with all applicable Environmental Laws. There are no permits under applicable Environmental Laws required for the Business. There are no underground storage tanks operated or formerly operated by the Company at any of its locations, and no underground storage tanks are otherwise present at such locations for which the Company has any responsibility or Liability under applicable Environmental Laws. Neither the Company nor any of the Seller Parties has received any notice or other communication from any Person alleging that the Company is not in compliance with or has any Liability under any applicable Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources. The Company has not generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released, or placed any Hazardous Material in a manner which could reasonably be expected to give rise to material liabilities to the Company under Environmental Laws. There is no Remedial Action pending or, to the knowledge of the Company, threatened against the Company. There has not been any Release or threatened Release of any Hazardous Materials by the Company on, upon, under, into, or from any of its locations or any property currently owned, leased, or occupied or previously owned, leased, or occupied by the Company, and, to the knowledge of the Company, there are no Hazardous Materials on, upon, under, into, or from any of its locations or any property currently owned, leased, or occupied or previously owned, leased, or occupied by the Company which require Remedial Action. There has been no Release of Hazardous Materials for which the Company could have any Liability under any applicable Environmental Laws at any real property formerly owned, operated, or leased by the Company. The Company has not agreed to assume any actual or potential Liability under any Environmental Laws of any other Person. The Company has provided Buyer with access to true and correct copies of all material reports, investigations, audits, and inspections in possession, custody or control of the Company pertaining or relating to Hazardous Material in connection with any real property now or previously owned, leased or occupied by the Company. The Company has not received any written notice that any property now or previously owned, operated or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien (other than Permitted Liens) has been filed against either the personal or real property of the Company under Environmental Law. The Company is not aware of any current or proposed requirements under Environmental Law which would require material capital expenditures in the next twelve (12) months which are not shown on the Latest Balance Sheet.

Section 5.16 Business Personnel.

(a) Schedule 5.16(a) sets forth a true, complete, and correct list of the following information with respect to each current Business Personnel: (i) name; (ii) title or position held; (iii) date of hire; (iv) total length of employment or service, including any prior service credit that would affect the calculation of years of service for any purpose; (v) classification as exempt or non-exempt; (vi) status as full- or part-time; (vii) work location; (viii) current annual compensation (including base salary, commissions, and deferred compensation); (ix) accrued bonus, if any, as of the date hereof; and (x) accrued but unused vacation and other paid-time-off entitlements as of the date hereof. Each of the Business Personnel is employed by the Company.

(b) Each Business Personnel is an “at-will” employee or an independent contractor whose employment or engagement, respectively, may be terminated at any time without advance notice by or liability to the Company. Each Business Personnel is, and at all times in the past five (5) years has been, properly classified as an employee or non-employee and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act and for purposes of taxation and tax reporting and under the Employee Benefit Plans). All employees classified as non-exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at all times in the past five (5) years have been fully and properly paid all overtime due under such Laws. Except as set forth on Schedule 5.16(b), (i) none of the Business Personnel is on a paid or unpaid medical, disability, family, or other leave of absence; and (ii) none of the Business Personnel has given notice of termination of his or her employment or engagement, or has indicated to the Company an intention to terminate his or her employment or engagement within the nine (9) -month period prior to the Closing Date.

(c) All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances, and other Liabilities related to the employment or engagement of the Business Personnel that are accrued or due to be paid on or before the Closing Date will be accrued or paid, as the case may be, as of the Effective Time.

(d) The Company has not, within the past five (5) years, received any “cease and desist” letter or similar communication alleging that any Business Personnel is, and to the knowledge of the Company no Business Personnel is, performing any job duties or engaging in other activities on behalf of the Company that would violate any employment, non-competition, non-solicitation, non-disclosure, or other similar agreement between such individual and any former employer or any Law.

Section 5.17 Labor Matters.

(a) The Company is, and for the past five (5) years has been, in compliance in all respects with all Laws relating to employment and employment practices, including any Employee Benefit Plans, the terms and conditions of employment, termination of employment, hiring practices and procedures, immigration and employment verification matters, workplace health and safety, workers’ compensation, human rights, discrimination, retaliation, and harassment, applicable leave Laws, wages and hours (including minimum wage and overtime payments), and worker classification. No current executive of the Company has been the subject of any complaint of sexual harassment, sexual assault, or sexual discrimination during his or her tenure at the Company.

(b) The Company has never been nor is currently a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or equivalent organization, and there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the Business Personnel in dealing with the Company. There is no pending or, to the knowledge of the Company, threatened labor strike, labor dispute, or work stoppage involving the Business Personnel.

(c) The Company has fully complied with all applicable Laws, including but not limited to all applicable federal, state, and local statutes, regulations, and orders related to employee leave, workplace safety, and employee accommodations, related to, or in response to, COVID-19. Additionally, the Company has complied with all social distancing guidelines and other recommendations applicable to employers promulgated by all applicable healthcare and regulatory authorities, including but not limited to the Centers for Disease Control and Prevention, related to COVID-19.

Section 5.18 Employee Benefit Matters.

(a) Schedule 5.18(a) sets forth a true, complete, and correct list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to Buyer true, complete, and correct copies of all documents, reports, statements and correspondence related thereto.

(b) Each Employee Benefit Plan has been established, maintained, administered, and funded in compliance with, and complies with, its terms and all applicable Laws (including ERISA and the Code) in all respects, and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance. The Company has timely paid or made all contributions, distributions, reimbursements, and premium payments required under or with respect to each Employee Benefit Plan, including accruing in the Ordinary Course of the Company for any incurred but not reported liabilities for all periods ending on or before the Closing Date.

Section 5.19 Insurance Matters. Schedule 5.19 accurately and completely sets forth all material information relating to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions; (iii) neither the Company nor, to the knowledge of the Company, any other party to the policy is in breach or default of, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default of or permit any termination or modification of or acceleration under, the policy; and (iv) no party to the policy has repudiated any provision thereof.

Section 5.20 Related Party Transactions. Except for the agreements set forth on Schedule 5.20, the Company has no Contracts or other arrangements with any Affiliate of the Company or any Related Party.

Section 5.21 Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company or any Seller Party or any Related Party or on behalf of the Company or any Seller Party by any Representative or equityholder of the Company or any other Person, that were unlawful under any applicable Law.

Section 5.22 Bank Accounts; Powers of Attorney. Schedule 5.22 sets forth a true, complete, and correct list of the following information with respect to the Company: (a) all bank accounts and safe deposit boxes of the Company and all persons authorized to sign or otherwise act with respect thereto as of the date hereof; and (b) all persons holding a general or special power of attorney granted by the Company and a true, complete, and correct copy thereof.

Section 5.23 No Broker. No broker, finder, investment banker, or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

Section 5.24 Accounts Receivable. All accounts receivable of the Company are valid receivables, collectible (net of any reserve set forth on the face of the Latest Balance Sheet), and represent arm’s length transactions in the Ordinary Course. The Company has not pre-billed any customers and has not received notice of any, and to the knowledge of the Company, there is no, contest, claim, or right of set-off, other than returns in the Ordinary Course, relating to the amount or validity of any such account receivable. Each of the accounts receivable (subject to any reserve set forth on the face of the Latest Balance Sheet) either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.

Section 5.25 Top Customers and Top Suppliers.

(a) Schedule 5.25(a) sets forth a true, correct, and complete list of the top ten (10) customers of the Company (by revenue received by the Company during each of the twelve (12)-month periods ending December 31, 2018, December 31, 2019 and December 31, 2020 and during the six (6)-month period ending June 30, 2021 (the “Top Customers”), together with the revenue received from the Top Customers during such periods. No Top Customer has canceled, terminated, or otherwise materially reduced (on a year-over-year basis) its relationship with the Company, and no Top Customer has advised the Company of any intention to do so. There are no pending or, to the knowledge of the Company, threatened disputes with or by any Top Customer.

(b) Schedule 5.25(b) sets forth a true, correct, and complete list of the top ten (10) suppliers of the Company (by amounts paid by the Company during each of the twelve (12)-month periods ending December 31, 2018, December 31, 2019 and December 31, 2020 and during the six (6)-month period ending June 30, 2021 (the “Top Suppliers”), together with the amounts paid to the Top Suppliers during such periods. No Top Supplier has canceled, terminated, or otherwise materially reduced (on a year-over-year basis) its relationship with the Company, and no Top Supplier has advised the Company of any intention to do so. There are no pending or, to the knowledge of the Company, threatened disputes with or by any Top Supplier.

Section 5.26 Full Disclosure. No representation or warranty by the Company or by any Seller Party in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a condition and material inducement to the Seller Parties’ willingness to enter into this Agreement and consummate the Contemplated Transactions, Buyer represents and warrants to the Seller Parties as follows:

Section 6.1 Organization; Authorization; Enforceability.

(a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions are within Buyer’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.

(b) This Agreement and each Ancillary Agreement to which Buyer is a party have been duly and validly executed and delivered by Buyer, and this Agreement (assuming due authorization, execution, and delivery by the Seller Parties and Company) and each such Ancillary Agreement (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.2 Noncontravention.

(a) The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the Contemplated Transactions, do not and will not: (i) contravene, conflict with, violate, or result in a breach of any provision of Buyer’s Organizational Documents; (ii) contravene, conflict with, violate, or result in a breach of any Law applicable to Buyer; or (iii) require any consent of, notice or payment to any Person under any material Contract to which Buyer is a party, other than, in the case of the foregoing clauses, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

(b) No consent, approval or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by Buyer as a result of or in connection with its execution, delivery, and performance of this Agreement or its consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.3 Legal Proceedings. There is no Action pending or, to the knowledge of Buyer, threatened against or affecting Buyer that, if determined or resolved adversely to Buyer, would have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.4 No Broker. Other than ThinkEquity, a division of Fordham Financial Management, Inc., no broker, finder, investment banker, or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE VII

COVENANTS

Section 7.1 Public Announcements. The Seller Parties shall not make, or permit any Representative or Affiliate of theirs to make, any public statements or otherwise communicate with any news media, including the issuance of any press releases, with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), unless otherwise required by applicable Law, in which case the Seller Parties shall allow Buyer reasonable time to comment on such release or announcement in advance of such issuance. Buyer and the Seller Parties acknowledge and agree that, following the Closing, Buyer, in its sole discretion, may make a customary public announcement regarding consummation of the transactions contemplated hereby.

Section 7.2 Restrictive Covenants.

(a) Non-Competition Agreements. As a condition and material inducement to Buyer’s willingness to enter into this Agreement and purchase the Shares hereunder, and to protect the value and goodwill of the Business and the substantial investment made by Buyer, each Key Person will enter into a Non-Competition Agreement in the form of Exhibit 7.2 hereof (each, a Non-Competition Agreement”).

(b) Equitable Remedies. Each Seller Party acknowledges and agrees that (i) Buyer and its Affiliates would suffer irreparable and ongoing damages (including a significant loss of the value and goodwill of the Shares and of the Business purchased by Buyer pursuant to this Agreement) in the event that any provision of this Section 7.2 (including any of the Non-Competition Agreements) were not performed in accordance with its terms or otherwise were breached; and (ii) monetary damages, even if available, alone would not be an adequate remedy for any such non-performance or breach. Accordingly, each Seller Party agrees that in the event of any breach or threatened breach of any provision of this Section 7.2 (including any of the Non-Competition Agreements), Buyer shall be entitled, in addition to all other rights and remedies that it may have existing in its favor at law, in equity, or otherwise, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 7.2(b) (whether through a monetary judgment, injunctive relief, or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

(c) General Acknowledgements. Each Seller Party acknowledges and agrees that (i) the covenants applicable to such Seller Party set forth in this Section 7.2 (including any of the Non-Competition Agreements) constitute a material inducement to Buyer’s willingness to enter into this Agreement and consummate the Contemplated Transactions and are an integral part of the Contemplated Transactions; (ii) but for these covenants, Buyer would not have entered into this Agreement or agreed to acquire the Shares; (iii) in view of the highly competitive nature of the Business, the business objectives of Buyer in acquiring the Shares, and the consideration paid for the Shares, each of the covenants set forth in this Section 7.2 (including any of the Non-Competition Agreements) is reasonable with respect to its scope, geographic area, and duration and is necessary to protect Buyer’s legitimate business interests (including the value and goodwill of the Business and the Shares purchased by Buyer pursuant to this Agreement), and (iv) the Business, and the business engaged in by Buyer and its Affiliates, both have a nationwide geographic scope.

Section 7.3 Confidentiality. From and after the Closing Date, each of the Seller Parties shall, and shall cause its Affiliates and, as applicable, their respective Representatives to, keep confidential and not disclose or use any Confidential Information, other than to disclose Confidential Information to Buyer. Notwithstanding the foregoing, if such Seller Party or any of its Affiliates or, as applicable, any of their respective Representatives (collectively, the “Disclosing Party”) is requested or required by Law to disclose any Confidential Information, the Disclosing Party will provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by Law) so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 7.3. The Disclosing Party will cooperate reasonably with Buyer in connection with Buyer’s efforts to seek such an order or remedy. If Buyer does not obtain such an order or other remedy, or waives compliance with the provisions of this section, the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

Section 7.4 Further Assurances. At any time and from time to time following the Closing, at the request of any party hereto and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as any other party hereto may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Contemplated Transactions.

Section 7.5 Release of Claims.

(a) Release. For good and valuable consideration, effective upon the Closing, each of the Seller Parties, on behalf of itself, himself, or herself and its, his, or her heirs, executors, administrators, legal representatives, successors, and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably waives, releases, and forever discharges Buyer, the Company, their respective Affiliates and subsidiaries, each of their respective predecessors, successors, and assigns, and each of their respective current and former equityholders, partners, members, directors, managers, officers, employees, agents and other Representatives (collectively, the “Releasees”) of and from any and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs, and expenses), damages, and judgments, at law or in equity, in contract or tort, in United States, state, foreign, or other judicial, administrative, arbitration, or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising (collectively, the “Claims”), that the Releasors ever had, now have, or hereafter shall or may have for or by reason of, or in any way arising out of or relating to, any cause, matter, act, omission, or thing whatsoever from the beginning of time through and including the Closing Date, including any Claims arising out of or relating to any Seller Party’s ownership of any Shares or service as a director, officer, employee, agent, or other Representative of the Company. Except as expressly set forth in Section 7.5(b), each of the Seller Parties acknowledges and understands that the foregoing is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Releasees, including any right to recover against the Releasees for any indemnification or contribution claims made against or paid by the Seller Parties pursuant to ARTICLE VIII. To the maximum extent permitted by Law, each of the Seller Parties expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 7.5(a).

(b) Exceptions. Nothing in Section 7.5(a) shall constitute a release of any rights or obligations arising under this Agreement or any of the Ancillary Agreements.

(c) No Commencement of Released Claims. Each Releasor further covenants and agrees, effective upon the Closing Date and to the fullest extent permitted by Law, not to commence, join, assist, or aid in any manner whatsoever the making of any claim or the bringing of any Action against the Releasees based upon any of the Claims that are released pursuant to Section 7.5(a).

(d) No Assignment. Each of the Seller Parties, on behalf of itself, himself, or herself and any Person claiming through such Seller Party, (i) represents and warrants that neither such Seller Party nor any of such Persons has assigned and (ii) covenants that neither such Seller Party nor any of such Persons will assign, to any other Person any Claim or potential Claim released by Section 7.5(a).

Section 7.6 Tax Matters.

(a) Computation of Liabilities. Whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to:

(i) Taxes of the Company imposed on a periodic basis (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii) Taxes of the Company not described in Section 7.6(a)(i) (such as (A) Taxes based on the income or receipts of the Company for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.6(d), and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss, or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

(b) Preparation and Filing of Tax Returns.

(i) The Seller Party Representative shall, at the Seller Parties’ cost and expense, prepare, or cause to be prepared all Pre-Closing Period Income Tax Returns required to be filed by or on behalf of the Company after the Closing Date (“Seller Returns”). All such Seller Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. The Seller Party Representative shall deliver or cause to be delivered drafts of all such Seller Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Seller Return; provided, however, that such drafts of any such Seller Return shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned, or delayed. If Buyer disputes any item on such Seller Return, it shall notify the Seller Party Representative (by written notice within fifteen (15) days of receipt of such draft of such Seller Return) of such disputed item (or items), the basis for its objection, and the proposed revisions, and any dispute shall be resolved (and such Seller Return filed) pursuant to the provisions of Section 7.6(b)(iii). If Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Seller Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.6(b)(i). The Seller Parties shall pay all Pre-Closing Taxes due and payable in respect of all Seller Returns; provided, however, that if any Seller Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, the Seller Parties shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Seller Return (determined pursuant to this Section 7.6) no later than three (3) Business Days prior to the earlier of the date such Seller Return is filed or the due date of such Seller Return.

(ii) Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for all Pre-Closing Periods and Straddle Periods other than Seller Returns (such Tax Returns, “Buyer Returns”). All Buyer Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Buyer Returns to the Seller Party Representative for its review at least thirty (30) days prior to the due date of any such Buyer Return and shall notify the Seller Party Representative of Buyer’s calculation of the Seller Parties’ share of the Taxes of the Company for such Straddle Period (determined in accordance with Section 7.6(a)); provided, however, that such drafts of any such Buyer Returns and such calculations of the Seller Parties’ share of the Tax liability for such Straddle Period (determined in accordance with Section 7.6(a)) shall be subject to the Seller Party Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. If the Seller Party Representative disputes any item on such Buyer Return, it shall notify Buyer (by written notice within fifteen (15) days of receipt of such Buyer Return and calculation) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved (and such Buyer Return filed) pursuant to the provisions of Section 7.6(b)(iii). If the Seller Party Representative does not object by written notice within such period, such draft of such Buyer Return and calculation of the Seller’s share of the Taxes for such Buyer Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.6(b)(ii). The Seller Parties shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of any such Buyer Return (determined pursuant to this Section 7.6) no later than three (3) Business Days prior to the earlier of the date such Buyer Return is filed or the due date of such Buyer Return.

(iii) Disputes relating to Seller Returns and Buyer Returns. Buyer and the Seller Party Representative shall act in good faith to resolve any dispute prior to the due date of any Tax Return described in Section 7.6(b)(i) or Section 7.6(b)(ii). If the Buyer and the Seller Party Representative cannot resolve any disputed item(s) with respect to any such Tax Return with a period of fifteen days following the receipt of a written notice of such disputed item(s) pursuant to Section 7.6(b)(i) or Section 7.6(b)(ii), as the case may be, the item(s) in question shall be resolved by an nationally recognized accounting firm agreed to by the Buyer and the Seller Party Representative (the “Independent Accountant”) (in accordance with the provisions of this Section 7.6(b)(iii), whose determination shall be final and conclusive for purposes of this section. The Independent Accountant shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and, in any case, as soon as practicable. The fees and expenses of the Independent Accountants shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Seller Parties. Buyer shall timely file, or cause to be filed, all such Tax Returns with the appropriate Taxing Authority upon final resolution by the Independent Accountant. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by the applicable due date of a Tax Return, Buyer shall file, or cause to be filed, such Tax Return in such manner as Buyer reasonably determines under applicable Law, and the Seller Parties shall no later than three (3) Business Days prior to such filing remit to Buyer the amount of Pre-Closing Taxes shown to be due on such Tax Return, and the parties shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination.

(c) Cooperation and Records Retention. The Seller Parties, the Seller Party Representative, and Buyer shall (i) each provide the other, and Buyer shall cause the Company to provide the Seller Parties and the Seller Party Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide, as may be reasonably requested, the other, and Buyer shall cause the Company to retain and provide the Seller Parties and the Seller Party Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the others with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Company for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and the Seller Parties and the Seller Party Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other parties hereto with a reasonable opportunity to review and copy the same. Seller Parties, the Seller Party Representative and Buyer further agree to use their commercially reasonable efforts to obtain, upon the reasonable request of any other party hereto, any certificate or other document from any Governmental Authority or any other Person necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including, but not limited to, with respect to the transactions contemplated hereby). Each party hereto shall bear its own expenses in complying with the foregoing provisions.

(d) Transfer Taxes. The Seller Parties shall pay any and all Transfer Taxes. The Seller Parties shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Buyer shall cooperate with the Seller Parties in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(e) Tax Proceedings.

(i) Buyer shall deliver a written notice to the Seller Party Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination, or other administrative or court Action with respect to Taxes of the Company for which the Seller Parties may be liable (each, a “Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Seller Party Representative shall not relieve the Seller Parties of any obligation or Liability that the Seller Parties may have to Buyer, except to the extent that the Seller Parties demonstrate that the Seller Parties are materially and adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of the Company for a Pre-Closing Period, the Seller Party Representative may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to the Seller Party Representative of the Tax Claim Notice. If the Seller Party Representative elects to assume and control the defense of such Tax Contest, the Seller Party Representative (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel (such counsel to be reasonably acceptable to Buyer), and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle, or compromise the Tax Contest in any permissible manner; provided, however, that Seller Party Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed, or conditioned). If the Seller Party Representative elects to assume the defense of any Tax Contest, the Seller Party Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the Seller Party Representative sends such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest, and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate to in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Period that (A) the Seller Party Representative does not timely elect to control pursuant Section 7.6(e)(ii) or (B) the Seller Party Representative fails to diligently defend, such Tax Contest shall be controlled by Buyer (and the Seller Parties, jointly and severally, shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 7.6(e)(iii)) and the Seller Parties and the Seller Party Representative agree to cooperate with Buyer in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 7.6(e)(iii) and controlled by Buyer, Buyer shall be entitled to (I) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (II) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (III) contest, settle or compromise the Tax Contest in any permissible manner.

(iv) In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed. The Buyer shall (x) keep the Seller Party Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Party Representative of any related correspondence and shall provide the Seller Party Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Party Representative in connection with the defense or prosecution of any such Tax Contest, and (z) provide such cooperation and information as the Seller Party Representative shall reasonably request, and, at its own costs and expenses, the Seller Party Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.6(e) (and not Section 8.4(a)).

(f) Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and the Company shall have the right to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) Adjustments to Purchase Price. The parties hereto agree to treat any amounts payable after the Closing Date by any Seller Party to Buyer (or by Buyer to any Seller Party) pursuant to this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(h) Survival. Notwithstanding anything in this Agreement to the contrary, the representations set forth in Section 5.14 (Tax Matters) and the provisions of this Section 7.6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

Section 7.7 Approvals and Consents. Each Key Person, the Company and Buyer shall, as promptly as possible, (a) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates and (b) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each Key Person, the Company and Buyer shall cooperate fully with the other and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties in this Agreement will survive the Closing until February 28, 2023, except that the representations and warranties contained in Sections 4.1 (Authorization; Enforceability, 4.2 (Noncontravention), 4.3(a) (Ownership), 4.5 (No Broker) 5.1 (Organization; Authorization; Enforceability), 5.2 (Noncontravention), 5.3 (Capitalization; Subsidiaries), 5.14 (Tax Matters) and 5.23 (No Broker) (collectively, the “Fundamental Representations and Warranties”), which Fundamental Representations and Warranties will survive the Closing for six (6) years (other than those representations and warranties in Section 5.14 (Tax Matter), which will survive in accordance with Section 7.6(h)), at which time they will terminate; provided that a claim based on fraud or willful misconduct in connection with this Agreement or any other agreements delivered in connection herewith will survive the Closing until the expiration of any applicable statute of limitations. All covenants and agreements that contemplate performance after the date hereof will survive in accordance with their express terms, and, if no such term is specified therein, then such covenants and agreements shall survive until the last date permitted or satisfaction; provided, that the covenants and agreements set forth in Section 7.6 (Tax Matter) will survive in accordance with Section 7.6(h). Notwithstanding anything in this Section 8.1 to the contrary, (i) if written notice of a claim for indemnification shall have been given on or prior to the expiration of the applicable survival period specified herein, the representations, warranties, covenants, and agreements that are the subject of such claim will survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification based on fraud or intentional misrepresentation will survive the Closing indefinitely.

Section 8.2 Indemnification by the Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, each Seller Party, jointly and severally (except with respect to the representations and warranties set forth in ARTICLE IV, which shall be several), shall indemnify each of the Buyer Indemnified Parties against, and shall hold each of the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in, or breach of, any of the representations or warranties of such Seller Party contained in ARTICLE IV and ARTICLE V of this Agreement (or any certificate required to be delivered by such Seller Party in connection therewith);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company or the Seller Parties contained in this Agreement (other than a particular Seller Party’s breach of any of such Seller Party’s covenants contained in Section 7.2 (including any of the Non-Competition Agreements) of this Agreement);

(c) any and all Pre-Closing Taxes;

(d) any transferability issues relating to any License or asset used in connection with the Business;

(e) any and all outstanding Indebtedness of the Company as of the Closing;

(f) any and all outstanding Company Transaction Expenses as of the Closing; and

(g) any issues relating to those certain Redemption Agreements by and among the Company and certain of its shareholders entered into on or prior to the date hereof.

Section 8.3 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify each of the Seller Party Indemnified Parties against, and shall hold each of the Seller Party Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any of the Seller Party Indemnified Parties, arising out of, with respect to, or by reason of:

(a) any inaccuracy in, or breach of, any of the representations or warranties of Buyer contained in this Agreement or any certificate required hereunder to be delivered at the Closing by Buyer; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4 Indemnification Procedures.

(a) Third Party Claims. If any third party shall notify any party hereto (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other party hereto (the “Indemnifying Party”) under this ARTICLE VIII, then the Indemnified Party shall give the Indemnifying Party (or the Seller Party Representative in the case of an indemnification claim pursuant to Section 8.2) prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such claim is materially and adversely affected thereby. Such written notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Third Party Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 7.6(e) (and not this Section 8.4(a)).

(b) Direct Claims. If an Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), then the Indemnified Party shall give the Indemnifying Party (or the Seller Party Representative in the case of an indemnification claim pursuant to Section 8.2) prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Direct Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Direct Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claimed Amount”). Within thirty (30) days after delivery of such notice, the Indemnifying Party (or the Seller Party Representative in the case of an indemnification claim pursuant to Section 8.2) shall deliver to the Indemnified Party a written response in which the Indemnifying Party (or the Seller Party Representative in the case of an indemnification claim pursuant to Section 8.2) shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party (or the Seller Party Representative in the case of an indemnification claim pursuant to Section 8.2) timely disputes the payment of all or part of the Claimed Amount, then the Indemnifying Party and the Indemnified Party may assert all rights available to such party hereunder. If the Indemnifying Party does not so respond within the applicable time period set forth above, then if the Indemnified Party can reasonably establish pursuant to written documentation that the Indemnifying Party received the notice and did not reply, the Indemnifying Party shall be deemed to have accepted such claim and shall pay.

Section 8.5 Certain Limitations. The Seller Parties’ obligation jointly and severally to indemnify and hold harmless Buyer Indemnified Parties pursuant to Section 8.2(a) shall apply only to the extent the aggregate Losses exceed $50,000 (the “Threshold Amount”), after which the Seller Parties will be jointly and severally liable for all indemnification claims properly asserted against them for all Losses over the Threshold Amount; provided, that the maximum aggregate liability of the Seller Parties pursuant to Section 8.2(a), collectively, to all Buyer Indemnitees taken together for all Losses will not exceed $3,000,000 (the “Indemnification Cap”). Notwithstanding the foregoing, the Threshold Amount and the Indemnification Cap will not apply to (i) any claims that relate to a breach or inaccuracy of the Fundamental Representations and Warranties (which claims will be capped at the Purchase Price), or (ii) any claims resulting from, arising out of, relating to or in the nature of, or caused by intentional misrepresentations or fraud by a Seller Party (which claims will not be capped).

Section 8.6 Individual Liability; Exclusive Remedy. Except for (a) the remedies of specific performance or injunctive or other equitable relief or (b) claims for fraud, intentional misrepresentation or willful misconduct, the indemnification rights set forth in this ARTICLE VIII shall be the sole and exclusive monetary remedy of the parties hereto for any claim arising out of this Agreement or the Contemplated Transactions. Except for (a) remedies of specific performance or injunctive or other equitable relief or (b) claims for fraud, intentional misrepresentation or willful misconduct, and notwithstanding any other provision hereof or of applicable law that could be construed to the contrary, in no circumstance shall an individual Seller Party be liable pursuant to Section 8.2(a) for any amount in excess of the actual portion of the Purchase Price received by such Seller Party. In no circumstance shall an individual Seller Party be liable for any inaccuracy in, or breach of, any of the representations or warranties of another Seller Party contained in ARTICLE IV of this Agreement (or any certificate required to be delivered by such Seller Party in connection therewith) or any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any other Seller Party, and only the Seller Party making the representation on its own behalf or responsible for the performance of the covenant, agreement or obligation shall be liable for any such inaccuracy, breach or non-fulfillment (excluding, for the avoidance of doubt, items related to Sections 8.2(c)-(f)).

Section 8.7 Additional Indemnification Provisions. Each party hereto acknowledges and agrees that the representations, warranties, covenants, and agreements in this Agreement are the product of negotiations among the parties hereto and represent an agreed-upon contractual allocation of risk among the parties hereto. Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants, and agreements of each other party hereto set forth herein (as qualified by the Schedules hereto), and the rights to indemnification and payment of Losses under this ARTICLE VIII based on a breach of any of the representations, warranties, covenants, or agreements set forth in this Agreement (as qualified by the Schedules hereto) shall not be affected by any investigation conducted by or on behalf of any of the parties hereto with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants, or agreements at any time, except to the extent of actual knowledge that is demonstrated by clear and convincing evidence to have been known by the party before execution and delivery of this Agreement.

Section 8.8 Release of Escrow Amount. Any release of any part of the Escrow Amount in no way terminates or limits any other indemnification obligations of any party under this ARTICLE VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 [Reserved].

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) reputable overnight delivery service, or (d) via email to an email account to which the receiving party has consented to receive notice by providing it hereunder and which consent the receiving party has not revoked by notice hereunder (a “Valid Email Address”):

If to Seller Party Representative or any Seller Party:

Kamal Obbad

1600 NE 1st Ave Apt 1901

Miami FL 33132

E-mail: kobbad@gmail.com

with a copy (which will not constitute notice) to:

O’Connor Law Office, P.C.

717 Washington Street

Boston, Massachusetts 02124

Attention: Gerard P. O’Connor

Email: goconnor@gpoconnorlaw.com

If to Buyer:

ProPhase Labs, Inc.

711 Stewart Ave South, Suite200

Garden City, NY 11530

E-mail: karkus@prophaselabs.com

Facsimile: (516) 464-6132

Attention: Ted Karkus

with a copy (which will not constitute notice) to:

Reed Smith LLP

599 Lexington Ave

New York, NY 10022

E-mail: HKozlov@ReedSmith.com

Facsimile: (212) 521-5450

Attention: Herbert F. Kozlov

or to such other address as either party may have furnished to the other in writing in accordance herewith. All such notices provided in accordance with this Section 9.2 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon successful transmission of an email message to a Valid Email Address, or (iv) three Business Days after deposit in the mail.

Section 9.3 Expenses. Except as otherwise expressly set forth herein, each party hereto shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the Contemplated Transactions; provided, that the Seller Parties shall be responsible for and shall pay all of the Company’s Transaction Expenses.

Section 9.4 Interpretation. For purposes of this Agreement: (a) the definition of terms herein shall apply equally to the singular and the plural; (b) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”; (d) the word “or” is not exclusive; (e) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole; and (f) the words “will” and “shall” have equal force and effect. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and Schedules, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 9.5 Tables and Headings. The table of contents, table of defined terms, and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.7 Entire Agreement. This Agreement and the Ancillary Agreements constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter in any way. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 9.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, Buyer may, without the prior written consent of any Person, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect subsidiaries or to any of its lenders. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.9 No Third Party Beneficiaries. Except as provided in Section 7.5 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party hereto so waiving. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW JERSEY IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY UNITED STATES CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Seller Party Representative; Power of Attorney.

(a) Each of the Seller Parties, by such Seller Party’s execution and delivery of this Agreement, hereby appoints and constitutes Kamal Obbad (the “Seller Party Representative”) as such Seller Party’s true and lawful representative, agent, and attorney-in-fact, with full power of substitution and re-substitution, to act for and on behalf of such Seller Party for the purpose of taking any and all actions by such Seller Party specified in or contemplated by this Agreement, including as representative, agent, and attorney-in-fact for such Seller Party (i) to receive all agreements, certificates, and other documents to be delivered by Buyer at the Closing; (ii) to execute and deliver any amendment or waiver of any provision of this Agreement pursuant to Section 9.10; (iii) to give and receive notices or service of process on behalf of such Seller Party under this Agreement; (iv) to control the defense, compromise, or settlement of all indemnification claims pursuant to ARTICLE VIII and to engage in discussions, negotiations, and other dispute resolution with Buyer and any other Buyer Indemnified Party regarding all such indemnification claims; and (v) to receive as agent for, and on behalf of and for the benefit of, such Seller Party any and all payments and other amounts to be remitted by Buyer to such Seller Party hereunder or under any of the Ancillary Agreements.

(b) The Seller Party Representative hereby accepts his appointment as the Seller Party Representative hereunder and agrees that it shall not be entitled to any fee or other compensation for the performance of the Seller Party Representative’s services hereunder.

(c) Any decision, act, consent or instruction of the Seller Party Representative under this Agreement (each, an “Authorized Action”) shall constitute a decision of each Seller Party and shall be final, binding and conclusive upon each Seller Party, and Buyer shall be entitled to rely conclusively without inquiry or verification upon any such Authorized Action as being the decision, act, consent or instruction of each Seller Party. Each Seller Party agrees to pay, and to indemnify and hold harmless, each of the Buyer Indemnified Parties from and against any Losses which they may suffer, sustain or become subject to as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against any Seller Party. In addition, each Seller Party hereby releases and discharges each of the Buyer Indemnified Parties from and against any Losses arising out of or in connection with the Seller Party Representative’s failure to distribute any amounts received by the Seller Party Representative on behalf of the Seller Parties to the Seller Parties.

(d) The power of attorney granted hereby (i) is coupled with an interest, (ii) shall survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy, as applicable, of any Seller Party, (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives, and beneficiaries, as applicable, of each of the Seller Parties, and (iv) is being relied on by Buyer in connection with the Buyer’s willingness to enter into this Agreement and to purchase the Shares.

(e) Each Seller Party hereby agrees to indemnify, defend and hold harmless the Seller Party Representative from and against any and all loss, liability, or expense (including the reasonable fees and expenses of the Seller Party Representative’s attorneys) arising out of or in connection with any act or failure to act of the Seller Party Representative hereunder, except to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Seller Party Representative; provided, however, that no Seller Party shall be liable under this Section 9.13(e) in excess of the amount of the Purchase Price received by such Seller Party.

(f) The Seller Party Representative may resign upon not less than fifteen (15) Business Days’ prior written notice to Buyer and the Seller Parties. The Seller Parties, by the vote of the holders of a majority-in-interest of the Shares collectively owned by the Seller Parties immediately prior to the Closing, may remove the Seller Party Representative from time to time upon not less than fifteen (15) Business Days’ prior written notice to Buyer. Any vacancy in the position of the Seller Party Representative (whether due to resignation, removal, or otherwise) shall be filled by another Seller Party approved by the holders of a majority-in-interest of the Shares collectively owned by the Seller Parties immediately prior to the Closing, and any such successor Seller Party Representative shall be subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Any successor Seller Party Representative shall acknowledge in writing to Buyer his, her, or its acceptance of the appointment as the Seller Party Representative in accordance with the terms of this Section 9.13.

Section 9.14 Entire Agreement. This Agreement (including the Exhibits, Schedules and Annexes hereto) and the Ancillary Agreements constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.16 Guaranty. For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Parent unconditionally guaranties, without any prior written notice, the payment and performance of all liabilities and obligations of Buyer contained in this Agreement and/or the Ancillary Documents (the “Guaranteed Obligations”). The obligations of Parent hereunder shall be (a) joint and several with those of the Buyer, and (b) primary, with no recourse necessary by any Seller Party or Seller Party Representative against any other person before proceeding against Parent. Parent expressly waives any delay on the part of any Seller Party or Seller Party Representative, and further waives any right to require any Seller Party or Seller Party Representative to pursue or to proceed against any other Person. Parent authorizes any Seller Party or Seller Party Representative to alter, amend, cancel, waive, or modify any term or condition of any Guaranteed Obligation, without notice to, or consent from, Parent; provided, that the prior written consent of Buyer has been obtained (as applicable). No compromise, settlement, or release or other action or omission by any Seller Party or Seller Party Representative affecting any Guaranteed Obligation shall affect the obligations of Parent hereunder. The obligations of Parent hereunder shall not be affected by, and Parent expressly waives any defense based on, any fraudulent, illegal, or improper act by Buyer, nor by any alleged release, discharge, or invalidation, by operation of law or otherwise, of any Guaranteed Obligations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

NEBULA GENOMICS, INC.

By:	/s/ Kamal Obbad
Name:	Kamal Obbad
Title:	Chief Executive Officer

BUYER:

PROPHASE PRECISION MEDICINE, INC.

By:	/s/ Ted Karkus
Name:	Ted Karkus
Title:	Chief Executive Officer

PARENT:

PROPHASE LABS, INC.

By:	/s/ Ted Karkus
Name:	Ted Karkus
Title:	Chief Executive Officer and Chairman of the Board

SELLER PARTY RERESENTATIVE

/s/ Kamal Obbad
Kamal Obbad

[Signature Page to Stock Purchase Agreement]

SELLER PARTIES:

/s/ Kamal Obbad
Kamal Obbad

/s/ Dennis Grishin
Dennis Grishin

/s/ George Church
George Church

/s/ Kevin Quinn
Kevin Quinn

/s/ Jake Cacciapaglia
Jake Cacciapaglia

/s/ Nate Tucker
Nate Tucker

[Signature Page to Stock Purchase Agreement]

List of Schedules and Exhibits to Stock Purchase Agreement

Schedule No.	Description

1.1	Defined Terms
2.2	Purchase Price
3.2(h)(viii)	Consents, Waivers and Approvals
4.2(b)	Noncontravention
4.3(b)	Competitive Harm
5.1(a)	Foreign Qualifications
5.1(b)	Officers, Directors and Managers
5.2(b)	Consents
5.3(a)	Capitalization
5.4	Financial Statements
5.6	Absence of Changes
5.7(a)	Material Contracts
5.10	Company Licenses
5.11(a)	Affiliate Rights to Assets
5.11(c)	Real and Personal Property
5.14	Tax Matters
5.16(a)	Business Personnel
5.16(b)	Personnel Leave of Absence
5.18(a)	Employee Benefit Plans
5.19	Insurance Matters
5.20	Related Party Transactions
5.22	Bank Accounts; Powers of Attorney
5.25(a)	Top 10 Customers
5.25(b)	Top 10 Suppliers

Exhibit No.	Description

2.3	Escrow Agreement
7.2	Form of Non-Competition Agreement

* All exhibits and schedules (other than Schedule 1.1) have been intentionally omitted pursuant to Item 601(a)(5) and 601(b)(2).

SCHEDULE 1.1

Defined Terms; References

“Action” means any civil, criminal or administrative action, claim, litigation, arbitration, inquiry, audit, examination, investigation, or other proceeding of any nature by or before any Governmental Authority (including any Tax Contest).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group of corporations or other entities that files a combined, consolidated, unitary or similar Tax Return that includes (or was required to include) the Company, including any affiliated group within the meaning of 1504(a) of the Code or any similar group defined under a similar provision of applicable Law.

“Ancillary Agreements” means that certain Employment Agreement with Kamal Obbad, Advisory Agreement by and between George Church and Parent, certain Stock Purchase Agreements with certain holders of the Company’s convertible notes and/or Seller Parties (as applicable), the Escrow Agreement, Non-Competition Agreements and any other agreements, documents and certificates executed and delivered by the parties hereto or thereto in connection with the consummation of the Contemplated Transactions.

“Business” means the business of providing genome sequencing, DNA testing, and analysis and reports related to the foregoing to individuals as well as documenting various genetic traits and presenting such generally, as conducted by the Company before the Closing.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable Law to be closed.

“Business Personnel” means the employees of, and independent contractors providing services to, the Company.

“Buyer Indemnified Parties” means (a) Buyer, (b) its Affiliates and subsidiaries (which after the Closing shall include the Company), (c) their respective equityholders, members, partners, and Representatives, and (d) their respective heirs, executors, successors, and permitted assigns.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1

“Confidential Information” means all trade secrets, know-how, and other confidential or proprietary information and data of or relating to the Company or the Business (whether or not expressly identified as confidential or proprietary), including: (a) the Company’s business information and materials, including financial information, books and records, business plans, business proposals, customer and vendor contract terms and conditions, pricing and bidding methodologies and sales data, current or prospective customer lists, contact information, preferences, and other business information, supplier lists, contact information, preferences, and other business information, business partner lists, contact information, preferences and other business information, and similar information; (b) the Company’s personnel information and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor, and consulting information, contacts, and costs, and similar information; (c) the Company’s information and materials relating to future plans, including marketing strategies, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; (d) the Company’s technical information and materials, including computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items; and (e) any other information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors.

“Contemplated Transactions” means the sale and purchase of the Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means, with respect to any Person, any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, or instrument, or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Employee Benefit Plan” means all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation (including equity options or incentives, restricted equity, equity bonus, and deferred bonus plans) and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), or other employee welfare benefit plans (insured or self-insured), educational assistance, pretax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, employment agreements, consulting agreements, and any other employee benefit plans, practices, policies, or arrangements of any kind, whether written or oral, which are currently sponsored, maintained or contributed to by the Company or any of its Affiliates for the benefit of any of its employees (including former employees), or under which the Company or any of its Affiliates has any current or potential Liability (whether actual, potential or contingent) with respect to any employee or former employee or the dependents of any such employee or former employee, including any “employee benefit plan” (as defined in ERISA 3(3)), whether or not such plan is subject to ERISA.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally or (b) any general principles of equity.

2

“Environmental Laws” means all Laws, common law, and related regulations concerning public health and safety, occupational safety and health hazards, pollution, or protection of the environment, including: all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, in each case, as the foregoing Laws have been or may be amended or supplemented and any analogous federal, state, provincial, or local Law promulgated pursuant thereto and such other Laws (domestic or foreign) relating to or addressing similar subject matter of any of the foregoing or amendments to the foregoing.

“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire any of the securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into any of the securities described in clause (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hazardous Materials” means all hazardous substances, as that term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant under or pursuant to any Environmental Law, including petroleum and derivatives thereof, asbestos and asbestos-containing materials, PCBs, perfluoroalkyl substances (PFASs), urea formaldehyde, pesticides, herbicides, and fertilizers natural gas liquids, lead and lead-based paints and materials, flammable, explosive, or radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores, radon, and any other agriculture chemicals.

“Income Tax” means any Tax based on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty or addition thereto, irrespective of whether disputed.

3

“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (c) obligations under leases that are required to be capitalized, (d) obligations for the deferred purchase price of property, goods, or services, including any deferred purchase price Liabilities, contingent payments, earnouts, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent, (e) letters of credit (whether drawn or undrawn), (f) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to the Company and the Business, determined as if such instrument were terminated as of the Closing Date), (g) all Income Taxes for any Pre-Closing Period and for the portion of any Straddle Period ending on and including the Closing Date determined in accordance with this Agreement, and (h) guarantees of any Liability of a third party of the type described in the foregoing clauses (a) through (f).

“Intellectual Property Rights” means all United States and foreign intellectual property rights and other similar proprietary rights of any kind or nature, whether owned or held for use under license and whether registered or unregistered, including all of the following: (a) all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, re-examinations, renewals, and extensions thereof); (b) all trademarks, service marks, logos, trade dress, trade names, corporate names, Internet domain names, and website content, including all common law rights and all goodwill associated therewith or symbolized thereby, and all applications, registrations and renewals in connection therewith; (c) all copyrights and copyrightable works of authorship; (d) all rights of publicity, moral rights, and rights of attribution and integrity; (e) all trade secrets, know-how, discoveries, inventions, ideas, methods, processes, and other confidential or proprietary data and information; (f) all computer software, including all source code, object code, operating systems, databases, and documentation relating thereto; and (g) all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, dilution, or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Key Person” means any of Kamal Obbad, Dennis Grishin and/or Kevin Quinn.

“Law” means any federal, state, county, provincial, or local, or other foreign law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, directive, determination, charge, direction, or other restriction of any Governmental Authority, as well as any act issued by any competent authority in application thereof.

“Liability” means any liability, debt, obligation, or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent or matured or unmatured), including any arising under any Law, License, Action, or Contract and including any and all liabilities for Taxes.

“License” means any permit, license, franchise, approval, authorization, registration, certificate, variance, consent, or similar right required to be obtained from, or otherwise issued by, any Governmental Authority.

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“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, transfer restriction, or other encumbrance of any kind or nature whatsoever.

“Loss” means any loss, damage, Liability, demand, Action, assessment, judgment, deficiency, cost, penalty, fine, Tax, or other cost or expense, (including reasonable attorney’s and accountant’s fees, costs, and expenses incurred in investigating or defending against any Action).

“Ordinary Course” means the ordinary and usual course of business consistent with past custom and practice (including using reasonable best efforts to preserve intact relationships with customers, suppliers, and key employees) of the Person in question.

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity (including any trust), each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement, trust agreement, and similar document, as applicable, adopted or filed in connection with the creation, formation, or organization of such entity; and (c) any amendment to any of the foregoing.

“Permitted Liens” means statutory Liens for current Taxes that are not due and payable as of the Closing Date.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, estate, labor union, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date.

“Pre-Closing Period Income Tax Return” shall mean any Pre-Closing Period Tax Return relating to Income Taxes.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes imposed on or payable by the Company, or for which the Company otherwise may be liable, for any and all Pre-Closing Periods; (b) with respect to any Straddle Period, Taxes imposed on or payable by the Company that are allocable, pursuant to Section 7.6(a), to the portion of such period through the close of business on the Closing Date; (c) any and all Taxes imposed on or payable by the Company, or for which the Company otherwise may be liable, by reason of being (or ceasing to be) or having been a member of an Affiliated Group on or prior to the Closing Date (or being included (or required to be included)), including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); (d) all Liabilities of the Company for any Taxes by reason of a Tax Sharing Agreement entered into prior to the Closing Date or by reason of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; and (e) any and all Transfer Taxes required to be paid by the Seller Party.

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“Related Party” means (a) any officer, director, or equityholder of the Company or any Seller Party, (b) any individual related by blood, marriage, or adoption to any individual listed in clause (a) of this definition or to any equityholder of the Company (including the Seller Parties), or (c) any Person in which any individual listed in clause (a) or (b) of this definition has a beneficial interest.

“Release” means any spilling, leaking, emitting, discharging, depositing, placing, escaping, leaching, dumping, or other releasing into the environment, or as otherwise specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, treat, monitor, report, or in any other way address any Hazardous Materials.

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, financial advisors, accountants, agents, and other representatives.

“Schedules” means the Schedules delivered by the Company, the Seller Parties, and Buyer concurrently with the execution and delivery of this Agreement.

“Seller Party Indemnified Parties” means (a) any of the Seller Parties, (b) their respective Affiliates and subsidiaries, (c) their respective equityholders, members, partners and Representatives, and (d) their respective heirs, executors, successors and permitted assigns. For the avoidance of doubt, after the Closing the term “Seller Party Indemnified Parties” shall not include the Company.

“Straddle Period” means any Taxable period beginning on or before, and ending after, the Closing Date.

“Taxes” means (a) all federal, state, county, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, capital stock, alternative or add-on minimum, occupation, premium, property (real or personal), unclaimed property, escheat, real property gains, windfall profits, customs, duties, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person pursuant to 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law); and (c) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise.

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“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates, and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract, or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement, or other document).

“Transaction Expenses” means the aggregate amount of all fees, costs, expenses, and other amounts incurred or otherwise payable by or on behalf of any of the Seller Parties or the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement or any Ancillary Agreement or their consummation of the Contemplated Transactions, including (a) all legal, accounting, investment banking, and financial intermediary fees, costs, and expenses; (b) all transaction bonuses, retention bonuses, change of control payments, severance payments, or other bonuses or payments due or payable to current or former directors, officers, employees, or independent contractors of the Company as a result of or in connection with the consummation of the Contemplated Transactions (including the employer-paid portion of all employment, payroll or other similar Taxes payable with respect to the payments described in this clause (b)); (c) all fees, costs, and expenses associated with any of the Company or the Seller Parties obtaining the release and termination of any Liens; and (d) all fees, costs, and expenses associated with any of the Company or the Seller Parties obtaining any consents, approvals, or waivers from any Governmental Authority or other third party required to consummate the Contemplated Transactions.

“Transfer Taxes” means (a) all transfer, documentary, sales, use, excise, value added, recording, stamp, gains, and similar Taxes imposed in connection with or as a result of the consummation of the Contemplated Transactions, and (b) all interest, penalties, fines, and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Treasury Regulations” means the final or temporary regulations that have been issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

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Each of the following terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section	Term	Section
Agreed Amount	8.4(b)	Releasees	7.5(a)
Agreement	Preamble	Releasors	7.5(a)
Authorized Action	Section 9.13(c)	Reviewed Financial Statements	5.4
Business Intellectual Property	5.13(a)	Seller Party(ies)	Preamble
Buyer	Preamble	Seller Party Representative	9.13(a)
Buyer Returns	7.6(b)(ii)	Seller Returns	7.6(b)(i)
Claims	7.5(a)	Shares	Recitals
Claimed Amount	8.4(b)	Specified Entity	4.3(b)
Closing	3.1	Tax Claim Notice	7.6(e)(i)
Closing Date	3.1	Tax Contest	7.6(e)(i)
Company	Preamble	Top Customers	5.25(a)
Noteholder Amount	2.3(b)	Top Suppliers	5.25(b)
Direct Claim	8.4(b)	Third Party Claim	8.4(a)
Disclosing Party	7.3	Valid Email Address	9.2
Effective Time	3.1	Non-Competition Agreement	7.2(a)
Financial Statements	5.4	Guaranteed Obligations	9.16
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accountant	7.6(b)(iii)
Interim Financial Statements	5.4
Latest Balance Sheet	5.4
Latest Balance Sheet Date	5.4
Material Contracts	5.7(a)
Company Licenses	5.10
Most Recent Fiscal Year End	5.4
Purchase Price	2.2

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